Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Share Repurchase Plan Expanded by $500 Million at Six Flags

GRAND PRAIRIE, Texas - November 20, 2013 - Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors approved a stock repurchase plan that allows the company to repurchase an incremental $500 million of its stock. Since February 2011, the company has repurchased nearly $800 million of its stock and has approximately $14 million available under its current plan.
“Our Board of Directors and management team are confident in the company’s future growth prospects and our ability to generate strong recurring cash flow,” said Jim Reid-Anderson, Chairman, President and Chief Executive Officer. “In addition to our solid operational performance and nearly five percent dividend yield, an expansion of our stock repurchase plan provides us yet another way to deliver value for our shareholders.”
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.1 billion in revenue and 18 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®.